Exhibit 10.5

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) dated March __, 2006, is between ______________________ (“Creditor”), and Silicon Valley Bank (“Bank”).

Recitals

A.           GlobalOptions Group, Inc., a Nevada corporation (“Guarantor”) has guaranteed payment and performance of certain loans from Bank to Guarantor’s wholly-owned subsidiary, GlobalOptions, Inc., a Delaware corporation (“Subsdiary”).

B.           Guarantor is now offering on a “best efforts” basis (the “Offering”) a minimum of 5,000 promissory notes (“Notes”) at a purchase price of $1,000 per Note, up to a maximum of 20,000 Notes for up to an aggregate purchase price of $20,000,000.

B.	Pursuant to the Offering, Guarantor has issued a Note to the Creditor.

D.           To induce Bank to grant its consent for the Offering, Creditor will subordinate all of Guarantor’s indebtedness and obligations to Creditor, existing now or later (the “Subordinated Debt”), to all of Subsidiary’s indebtedness and obligations to Bank..

THE PARTIES AGREE AS FOLLOWS:

1.            Creditor subordinates to Bank any security interest or lien that it has in any property of Guarantor. Despite attachment or perfection dates of Creditor’s security interest and Bank’s security interest, Bank’s security interest in the Collateral (defined in the Security Agreement between Guarantor and Bank, dated March __, 2006, the “Security Agreement”) is prior to Creditor’s security interest, if any.

2.            All Subordinated Debt payments are subordinated to all of Guarantor’s obligations to Bank existing now or later, together with collection costs of the Obligations (including attorneys’ fees), including, interest accruing after any bankruptcy, reorganization or similar proceeding and all obligations (the “Senior Debt”) under the Amended and Restated Loan and Security Agreement dated February 3, 2006 between GlobalOptions, Inc., a Delaware corporation and wholly-owned subsidiary of Borrower, and Bank (the “Loan Agreement”).

3.	Creditor will not:

(a)          demand or receive from Guarantor (and Guarantor will not pay, other than through payment described in Section 1(c) of the Note permitting payment in equity of Guarantor) any part of the Subordinated Debt, by payment, prepayment, or otherwise, or

(b)          accelerate the Subordinated Debt, or begin to or participate in any action against Guarantor, until all the Senior Debt is paid.

4.            Creditor must deliver to Bank in the form received (except for endorsement or assignment by Creditor) any payment, distribution, security or proceeds it receives on the Subordinated Debt other than according to this Agreement.

5.            These provisions remain in full force and effect, despite Guarantor’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law, and Bank’s claims against Guarantor and Guarantor’s estate will be fully paid before any payment is made to Creditor.

6.            Until the Senior Debt is paid, Creditor irrevocably appoints Bank as its attorney-in-fact, with power of attorney with power of substitution, in Creditor’s name or in Bank’s name, for Bank’s use and benefit without notice to Creditor, to do the following in any bankruptcy, insolvency or similar proceeding involving Guarantor:

(i)           File any claims for the Subordinated Debt for Creditor if Creditor does not do so at least 30 days before the time to file claims expires, and

(ii)          Accept or reject any plan of reorganization or arrangement for Creditor and vote Creditor’s claims in respect of the Subordinated Debt in any way it chooses.

7.            Creditor will immediately put a legend on the Subordinated Debt instruments that the instruments are subject to this Agreement. No amendment of the Subordinated Debt documents will modify this Agreement in any way that terminates or impairs the subordination of the Subordinated Debt or the subordination of the security interest or lien that Bank has in Subsidiary’s property. For example, instruments may not be amended to (i) increase the interest rate of the Subordinated Debt, or (ii) accelerate payment of principal or interest or any other portion of the Subordinated Debt.

8.            All necessary action on the part of Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of the Creditor hereunder has been taken. Additionally, the execution, delivery and performance of and compliance with this Agreement will not result in any material violation or default of any term of any of its charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.).

9.            This Agreement is effective while Subsidiary or Guarantor owes any amounts to Bank. If after full payment of the Senior Debt, Bank must disgorge any payments made on the Senior Debt, this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though the payments had not been made, and Creditor will immediately pay Bank all payments received under the Subordinated Debt to the extent the payments would have been prohibited under this Agreement. At any time without notice to Creditor, Bank may take actions it considers appropriate on the Senior Debt such as terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Subsidiary or any other person. No action or inaction will impair or otherwise affect Bank’s rights under this Agreement. Creditor waives any benefits of California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

10.          This Agreement binds Creditor, its successors or assigns, and benefits Bank’s successors or assigns. This Agreement is for Creditor’s and Bank’s benefit and not for the benefit of Guarantor, Subsidiary or any other party. If Subsidiary is refinancing any of the Senior Debt with a new lender, upon Bank’s request of creditor, Creditor will enter into a new subordination agreement with the new lender on substantially the terms of this Agreement.

11.          This Agreement may be executed in two or more counterparts, each of which is an original and all of which together constitute one instrument.

12.          California law governs this agreement without giving effect to conflicts of laws principles. Creditor and Bank submit to the exclusive jurisdiction of the courts in Santa Clara County, California. CREDITOR AND BANK EACH WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION FROM THIS AGREEMENT.

13.          This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. Creditor is not relying on any representations by Bank, Subsidiary or Guarantor in entering into this Agreement. Creditor will keep itself informed of Guarantor’s and Subsidiary’s financial and other conditions. This Agreement may be amended only by written instrument signed by Creditor and Bank.

14.          If there is an action to enforce the rights of a party under this Agreement, the party prevailing will be entitled, in addition to other relief, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in the action.

“Creditor”	“Bank”

SILICON VALLEY BANK
(Print Name)
By:	By:
Title:	Title:

Each of the Guarantor and Subsidiary approve the terms of this Agreement.

“Guarantor”

GLOBALOPTIONS GROUP, INC.
By:
Title: Chairman and Chief Executive Officer

“Subsidiary”

GLOBALOPTIONS, INC.
By:
Title: Chairman